As filed with the Securities and Exchange Commission on November 22, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PPG INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0730780
(State of Incorporation)	(I.R.S. Employer Identification No.)

One PPG Place Pittsburgh, Pennsylvania	15272
(Address of principal executive offices)	(Zip Code)

PPG INDUSTRIES, INC. CHALLENGE 2000 STOCK PLAN

(Full title of plan)

W. H. Hernandez

Senior Vice President, Finance

PPG Industries, Inc.

One PPG Place

Pittsburgh, Pennsylvania 15272

(Name and address of agent for service)

(412) 434-2102

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
PPG Industries, Inc. Common Stock, par value $1.66 2/3 per share (the “Common Stock”)	2,210,300 shares	(a)	$70.00	$154,721,000	$19,603.15

(a)	This Registration Statement also registers additional securities to be offered or issued upon adjustments or changes made to registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Except for those portions of the following documents and the exhibits thereto pursuant to which information is “furnished” or “deemed furnished” pursuant to Regulation FD or otherwise, the following documents, which have heretofore been filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by PPG Industries, Inc. (the “Registrant”) are incorporated by reference herein and shall be deemed to be a part hereof:

1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 001-01687).

2. The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004 (File No. 001-01687).

3. Each of the Registrant’s Current Reports on Form 8-K filed on January 15, 2004, April 15, 2004, July 15, 2004, July 16, 2004 and October 22, 2004 (File No. 001-01687).

4. The description of the Registrant’s Common Stock contained in any registration statement filed with the Commission under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, other than those portions of such documents and exhibits thereto pursuant to which information is “furnished” or “deemed furnished” pursuant to Regulation FD or otherwise, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, or portions thereof, together with the documents enumerated above, or portions thereof, being hereinafter collectively referred to as the “Incorporated Documents”); provided, however, that any documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect and prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any other subsequently filed Incorporated Document or any document that constitutes part of the Section 10(a) prospectus relating to the Registrant’s Challenge 2000 Stock Plan, as amended from time to time, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock registered pursuant to this Form S-8 has been passed upon for the Registrant by James C. Diggs, Esq., Senior Vice President, General Counsel and Secretary of the Registrant. Mr. Diggs owns shares of the Registrant’s Common Stock and holds options to purchase shares of the Registrant’s Common Stock. In addition, Mr. Diggs may be granted additional stock awards or other compensatory benefits from the Registrant on or after the date hereof.

Item 6. Indemnification of Directors and Officers.

Subchapter D of Chapter 17 (Section 1741, et seq.) of the Business Corporation Law of the Commonwealth of Pennsylvania (the “BCL”) provides for indemnification of the Registrant’s directors and officers against certain liabilities under certain circumstances.

Article VI of the Registrant’s Bylaws provides that a director, officer or employee shall be found to be entitled to indemnification for expenses (including attorneys fees) and any liabilities (including judgments, fines or penalties and amounts paid in settlement) actually and in good faith paid or incurred by any such person in connection with any actual or threatened proceeding (including any derivative lawsuits) by reason of the fact that such person is or was serving as a director, officer or employee of the Registrant or, at the request of the Registrant, was serving another corporation, partnership, joint venture, trust, employee benefit plan or other entity, unless a referee finds the conduct engaged in to have been such that, if so found by a court, indemnification would be prohibited by Pennsylvania law. The Registrant is also required to indemnify any such person (1) where there has been a determination by a court as to the conduct of the person claiming indemnification such that indemnification would not be prohibited by Pennsylvania law or (2) where the person is otherwise entitled to indemnification by Pennsylvania law. Expenses with respect to a proceeding which are incurred in good faith are required to be advanced by the Registrant prior to final disposition of the proceeding, subject to any obligation to repay the Registrant which is imposed by law or by provision in the Articles, Bylaws, an agreement or otherwise. Under Pennsylvania law, any such advancement of expenses must be made subject to an undertaking to repay the Registrant in the event that it is determined ultimately that the person receiving the advancement is not entitled to indemnification. A written request for such advancement of expenses must be made to the Secretary of the Registrant.

The selection of the referee is to be made by the Registrant’s general counsel or, if the Registrant’s general counsel is the person claiming indemnification or is otherwise involved in the proceeding, by a senior officer of the Registrant who does not have such a relationship to the proceeding. The referee is defined to be an attorney with substantial expertise in corporate law, who is both independent of the parties and unbiased. The person claiming indemnification may object, within 10 days of the notice of selection of the referee, to the referee selected. If the parties cannot agree on the selection of a referee, or if the Registrant fails to propose a referee, within 45 days of the submission of the request for indemnification, the referee will be selected by the American Arbitration Association.

The determination of entitlement to indemnification is made by the referee; however, the referee is required to find the person entitled to indemnification unless the referee finds that the conduct of the person was such that if so found by a court, indemnification would be prohibited by Pennsylvania law. The determination of the referee is binding on the Registrant but not on the person claiming indemnification.

To the extent that a person is entitled to indemnification for only a portion of the expenses or liability resulting from a proceeding, the Registrant is required to indemnify the person for such portion. The Bylaws authorize the Registrant to purchase and maintain insurance, to create a trust fund, to grant a security interest or to use other means (including, without limitation, establishing a letter of credit) to ensure the payment of indemnification.

The Registrant specifically is authorized to enter into agreements with any director, officer or employee of the Registrant, which agreements may grant rights in furtherance of, different from, or in addition to, but not in limitation of, the rights to indemnification granted in the Bylaws, without further shareholder approval of the terms and conditions of, or the form of, such agreements. Without limitation of the foregoing, in such agreements the Registrant may agree (1) to maintain insurance against certain expenses and liabilities and (2) to contribute to expenses and liabilities incurred in accordance with the application of relevant equitable considerations to the relative benefits to, and the relevant fault of, the Registrant.

The Bylaws provide (1) that the rights granted therein are contract rights, (2) that it will cover acts and omissions occurring on or after January 27, 1987, and (3) that the rights granted will continue as to a person who has ceased to be a director, officer or employee of the Registrant, with respect to a proceeding which results from acts or failures to act while such person was a director, officer or employee of the Registrant.

Subchapter D of Chapter 17 of the BCL and the Bylaws both also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Registrant also has a policy of directors and officers liability insurance to indemnify its directors and officers against certain liabilities incurred in their capacities as such.

Item 8. Exhibits.

Exhibit No.	Description
4	Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3 to the Registrant’s Form 10-Q for the quarter ended March 31, 1995).

4.1	Statement with Respect to Shares, amending the Restated Articles of Incorporation, effective April 21, 1998 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-K for the year ended December 31, 1998).

4.2	Bylaws, as amended on December 11, 2003 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-K for the year ended December 31, 2003).

5	Opinion of James C. Diggs, Esq., Senior Vice President, General Counsel and Secretary of the Registrant.

23	Consent of Deloitte & Touche LLP.

23.1	Consent of James C. Diggs, Esq., Senior Vice President, General Counsel and Secretary of the Registrant (contained in Exhibit 5 filed herewith).

24	Powers of Attorney.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act (unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement (unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference);

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on the 22nd day of November, 2004.

PPG INDUSTRIES, INC.

By:	/s/ W. H. Hernandez
W. H. Hernandez
Senior Vice President, Finance

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Capacity	Date
/s/ Raymond W. LeBoeuf		Director, Chairman of	)
Raymond W. LeBoeuf		the Board of Directors	)
		and Chief Executive	)
		Officer	)
)
)
)
)
/s/ W. H. Hernandez		Senior Vice President, Finance	) )
W. H. Hernandez		(Principal Financial and	)
		Accounting Officer)	) November 22, 2004
)
JAMES G. BERGES,			)
CHARLES E. BUNCH,			)
ERROLL B. DAVIS, JR.,			)
VICTORIA F. HAYNES,			)
ROBERT RIPP,			)
THOMAS J. USHER,			)
DAVID R. WHITWAM,			)
Directors			)
	By:	/s/ James C. Diggs	)
		James C. Diggs	)
		Attorney-in-fact	)

EXHIBIT INDEX

Exhibit No.	Description
4	Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3 to the Registrant’s Form 10-Q for the quarter ended March 31, 1995).

4.1	Statement with Respect to Shares, amending the Restated Articles of Incorporation, effective April 21, 1998 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-K for the year ended December 31, 1998).

4.2	Bylaws, as amended on December 11, 2003 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-K for the year ended December 31, 2003).

5	Opinion of James C. Diggs, Esq., Senior Vice President, General Counsel and Secretary of the Registrant.

23	Consent of Deloitte & Touche LLP.

23.1	Consent of James C. Diggs, Esq., Senior Vice President, General Counsel and Secretary of the Registrant (contained in Exhibit 5 filed herewith).

24	Powers of Attorney.